 Exhibit 99.1

November 17, 2016

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2016, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Third Quarter Report on Form 10-Q

We filed our report on Form 10-Q for the quarter ending September 30, 2016 with the Securities and Exchange Commission (“SEC”) on November 10, 2016. You can access the full report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

Acquisitions

Delaware: On September 2, 2016, Summit acquired a ten percent interest in two skilled nursing facilities located in the communities of Millsboro and Smyrna, Delaware, for a total purchase price of $54.1 million. The facilities consist of a total of 332 licensed beds, and will be operated by and leased to a third party operator. The acquisition was made through a joint venture between our subsidiary Summit Healthcare Operating Partnership, L.P. (“SHOP”) and Best Years, LLC (“Best Years”). Best Years is a U.S. based wholly owned subsidiary of Union Life Insurance Co. Ltd, a Chinese corporation. SHOP has partnered with Best Years in 15 additional properties.

California and Oregon: On October 31, 2016, Summit acquired a twenty percent interest in a 78-bed assisted living and memory care facility located in Citrus Heights, California and a 48-bed memory care facility located in Corvallis, Oregon, for a total purchase price of $23 million. The acquisitions were made through Summit Fantasia Holdings, LLC, a new joint venture between SHOP and Fantasia Investment III LLC (“Fantasia”), a U.S. based affiliate of Fantasia Holdings Group Co., Limited, a Chinese corporation. This transaction is part of an ongoing strategy of the REIT to attract and joint venture with institutional third party capital to continue to grow and diversify the REIT’s senior housing portfolio.

About Fantasia

Fantasia is a Delaware limited liability company and an affiliate of Fantasia Holdings Group Co., Limited (“Fantasia Holdings”). Fantasia Holdings has its operational headquarters in Shenzhen, China and is listed on the Hong Kong Stock Exchange. One of its many subsidiaries is also listed on the Hong Kong Stock Exchange and another of its subsidiaries is listed in China’s New 3rd Market (i.e. over the counter market). According to Fantasia Holdings, it has evolved into a leading financial holding company in China, and has become one of the world’s largest residential community service operations providers.

Disposition

On October 31, 2016, we, through our consolidated subsidiary Cornerstone Healthcare Partners, LLC, sold our Farmington Square property located in Medford, Oregon (“Medford”) to the current tenant/operator, pursuant to a purchase option in the lease agreement. The total sales price was $10.8 million, and we recorded an estimated gain of approximately $2.6 million as a result of the sale. As such, as of November 1, 2016, Medford will no longer be included in our consolidated financial statements. We plan to use the proceeds from the sale to make additional acquisitions consistent with the REIT’s strategy mentioned above.

Frequently Asked Questions

As we mentioned in our previous update letter, we plan to continually address questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

How can a shareholder sell shares of the REIT if there is an immediate need for cash?

Although the REIT’s stock repurchase (redemption) plan has been suspended, we are aware that there are companies who will find a buyer for a stockholder’s shares, usually at a much lower price than the estimated per-share value we provide. We do not recommend or provide the names of any of these companies because they are not regulated by or registered with the SEC, and as such, caution shareholders in pursuing this option. Shareholders may pursue this option on their own or with the assistance of their financial advisor.

Who should shareholders or representatives call if they have questions about account administration items such as transfers or address changes?

Our transfer agent, ACS Securities Services, is available to answer your account-related questions. ACS is located in Dallas, Texas, and the Investor Services team can be reached at (888) 522-1771 from 8:00 a.m. to 5:00 p.m. Central Time.

Who should shareholders or representatives call if they want general information about the REIT?

For questions about the general status of the REIT, please call Summit’s Director of Communications, Vince Finnegan at (949) 648-4620. Mr. Finnegan has been associated with Summit for over nine years and is available to take calls from 8:00 a.m. to 5:00 p.m. Pacific Time.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at ACS Securities Services, or our Director of Communications, Vince Finnegan (as mentioned above in the FAQ section of this letter). As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2015, and quarterly reports for the periods ended March 31, 2016, June 30, 2016, and September 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.